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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                   Form 8-K

                                Current Report

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

     Date of Report (Date of earliest event reported):  September 15, 2000


                                Onvia.com, Inc.
            (Exact name of registrant as specified in its charter)

                                   000-29609
                           (Commission File Number)

     Delaware                              91-1859172
     (State or other jurisdiction of       (I.R.S. Employer Identification No.)
     incorporation)


                               1260 Mercer Street
                               Seattle, WA  98109
            (Address of principal executive offices, with zip code)

                                 (206) 282-5170
              (Registrant's telephone number, including area code)
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Item 5.   Other Events

     (a) On September 15, 2000, Onvia.com, Inc., a Delaware corporation (the "Company"), acquired Hardware.com, Inc., a Delaware corporation ("Target"), by the statutory merger (the "Merger") of Infrastructure Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of the Company ("Company Sub"), with and into Target. The Merger was accomplished pursuant to an Agreement and Plan of Merger, dated as of August 10, 2000, among the Company, Target and Company Sub, and a related Certificate of Merger (collectively, "Merger Agreements"). The Merger occurred following the approval of the Merger Agreements by the shareholders of the Target. Pursuant to the Merger, each outstanding share of the capital stock of Company Sub was converted into approximately one fully paid and nonassessable share of the Target's Common Stock.

     A total of 149,250 shares of the Company's Common Stock (with an aggregate value of approximately $1,000,000) were issued to former Target shareholders of Series B and Series C Preferred Stock, a total of approximately $4,500,000 of liabilities were assumed, and approximately $736,000 of assets were received. All shares of the Target's Series A Preferred Stock and Common Stock shall be cancelled without payment of any consideration and shall no longer be outstanding and be automatically canceled and retired.

     Under the terms of the Merger Agreements, a total of 44,775 shares of the Company's Common Stock will be held in escrow for the purpose of indemnifying the Company against certain liabilities of Target. Such escrow will expire on September 15, 2001. In addition, former Target shareholders have been granted certain registration rights with respect to the shares of Company Common Stock received in the Merger.

     Michael D. Pickett, the Company's Chairman and director since February 1999, was also the Target's Chairman and Chief Executive Officer since August 1999. Mr. Pickett received no payment of consideration as a result of the Merger. However, Mr. Pickett became the Company's President and Chief Operating Officer in connection with the Merger. The Company anticipates entering into an employment agreement and a stock option agreement with Mr. Pickett by early November 2000.

     The Merger will be accounted for as a purchase transaction.
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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       Onvia.com, Inc.


Date:  October 23, 2000                By: /s/ Mark T. Calvert
                                           -------------------
                                           Mark T. Calvert
                                           Vice President and Chief Financial
                                           Officer